Item 5. Other Events

The Board of Directors of Westvaco Corporation, a major manufacturer of paper, packaging and specialty chemicals, on February 27th elected
John A. Luke, Jr., President and Chief Executive Officer, to the additional post of Chairman. He succeeds David L. Luke III who, after 44 years of service, retired as of the company's 108th annual meeting of shareholders, which was held earlier the same day in New York City.

The board also took actions related to the retirement of two other senior officers. The retiring officers were George E. Cruser, Senior Vice President and Chief Financial Officer, who also retired as a director, and Thomas R. Long, Senior Vice President and General Counsel. James E. Stoveken, Jr., Vice President, Finance, was promoted to Senior Vice President and succeeds Mr. Cruser as Chief Financial Officer, and Wendell L. Willkie II,
Vice President and Associate General Counsel, was promoted to Senior Vice President and succeeds Mr. Long as General Counsel.

Two outside directors, having reached the mandatory retirement age as provided in the company's bylaws, retired at the annual meeting of
shareholders as well.   Walter H. Brown, a partner in Brown Brothers Harriman
& Co., had served as a director since 1976. John C. Bierwirth, retired Chairman and Chief Executive Officer of Grumman Corporation, had been a director for eleven years.

February 29, 1996             /s/John W. Hetherington
                                 John W. Hetherington
                                 Vice President and
                                   Corporate Secretary